UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 18, 2013 (March 15, 2013)

CRIMSON EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12108 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002
(Address of Principal Executive Offices)

(713) 236-7400
(Registrant’s telephone number, including area code)

_____________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
[]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02Results of Operations and Financial Condition.

On March 15, 2013, Crimson Exploration Inc. issued a press release announcing financial results for the fourth quarter and full year ended December 31, 2012.  The press release is included in this report as Exhibit 99.1.

As provided in General Instruction B.2. of Form 8-K, the information furnished pursuant to Item 2.02 in this report on Form 8-K (including the press release attached as Exhibit 99.1 incorporated by reference in this report) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated March 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC.

Date:	March 18, 2013	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated March 15, 2013

EXHIBIT 99.1

Crimson Exploration Announces Fourth Quarter and Full Year 2012 Financial Results and an Operational Update
HOUSTON, March 15, 2013 (BUSINESS WIRE) -- Crimson Exploration Inc. (NasdaqGM:CXPO) today announced financial results for the fourth quarter and full year 2012 and an operational update.

2012 Summary & Highlights

▪  Full year revenue of $115.9 million and Adjusted EBITDAX of $81.0 million

▪  Increased quarterly crude oil and natural gas liquids production to 45% of total production, through a 90% increase in crude oil production

▪  Increased proved reserve PV-10 value to $340.1 million, a 28% year-over-year increase

▪  Increased proved crude oil and natural gas liquids reserve volumes by 66% and 18%, respectively, to a total of 9.2 million barrels

Management Commentary

Allan D. Keel, President and Chief Executive Officer, commented, “The Company entered 2012 with two main objectives. The first objective was to continue our transition to a balanced profile of natural gas and crude oil and NGLs. Second, validate our Woodbine acreage position. I am pleased to say the Company accomplished both tasks. In 2012, crude oil production increased by 90% to 753,980 net barrels, so total liquids production represented 45% of total production, up from 30% in 2011, and our year-end proved reserves were 47% crude oil and NGLs, up from 19% at year-end 2011. In our Woodbine play in Madison and Grimes counties, Texas, Crimson has emerged as an industry leader offering significant exposure to the core parts of the play. Since completing our Mosley #1H well in March 2012, Crimson’s operated properties in the Woodbine have produced over 550,000 gross barrels of oil equivalent and our operated and non-operated wells have achieved an average 24-hr initial production rate of 1,108 boepd and a 30-Day average production rate of 748 boepd. In 2013, we will continue to develop our assets in the Woodbine formation, while concurrently expanding our focus on oil-weighted opportunities to include the crude oil rich Buda formation in South Texas and look to possibly execute a drilling program for the James Lime in East Texas.”

Summary Fourth Quarter Financial Results

The Company reported Adjusted EBITDAX, as defined below, of $17.5 million in the fourth quarter of 2012 compared to Adjusted EBITDAX for the prior year quarter of $17.2 million. Net loss for the fourth quarter of 2012, exclusive of special non-cash charges discussed below, was $3.4 million, or ($0.08) per basic share, compared to a net loss of $3.5 million, or ($0.08) per basic share, in the fourth quarter of 2011. Net loss including those special charges was $87.7 million, or ($1.98) per basic share, for the fourth quarter of 2012 compared to a net loss of $5.0 million, or ($0.11) per basic share, for the fourth quarter of 2011. Special non-cash items impacting the fourth quarter of 2012 were a $115.6 million non-cash impairment of certain natural gas assets in South and East Texas, a $10.2 million deferred tax valuation charge related to net operating loss carryforwards, and an unrealized pre-tax charge of $0.2 million related to the mark-to-market valuation requirement on our commodity price hedges. In the fourth quarter of 2011, the Company recognized an unrealized pre-tax charge of $1.6 million related to the mark-to-market valuation on commodity price hedges and a $0.7 million leasehold impairment charge.

Revenues for the fourth quarter of 2012 were $27.9 million compared to revenues of $27.4 million in the prior year quarter. The slight increase results primarily from a 48% increase in higher value oil production, offset, in part, by declines in natural gas production and lower realized natural gas liquids (“NGL”) pricing.

Production for the fourth quarter of 2012 was approximately 3.4 Bcfe, or 36,840 Mcfe per day, achieving the upper end of the Company’s production guidance range of 34,000 to 37,000 Mcfe per day. Crude oil and NGL production increased to 254,039 barrels, or 45% of total production for the quarter, up from 207,272 barrels, or 34% of total production, in the fourth quarter of 2011.  The increase in liquids production is a result of a strategic shift toward crude oil and liquids-rich projects in the Woodbine and Eagle Ford Shale formations initiated in 2011.

The weighted average field sales price in the fourth quarter of 2012 (before the effects of realized gains/losses on our commodity price hedges) was $7.87 per Mcfe compared to an average field sales price of $6.72 for the fourth quarter of 2011.  The weighted average realized sales price in the fourth quarter of 2012 (including the effects of realized gains/losses on our commodity price hedges) was $8.24 per Mcfe compared to a weighted average realized sales price of $7.45 per Mcfe for the fourth quarter of 2011. The increase in the weighted average equivalent prices resulted from higher levels of crude oil and NGL production, despite the decrease in prices.

Lease operating expenses for the fourth quarter of 2012 were $3.7 million, or $1.10 per Mcfe, compared to  $3.7 million, or $1.00 per Mcfe, in the fourth quarter of 2011. Lease operating expenses increased on a per Mcfe basis due to the lower equivalent production volumes and higher lifting costs associated with oil production compared to natural gas production.

Production and ad valorem tax expenses for the fourth quarter of 2012 were $1.8 million, or $0.52 per Mcfe, compared to $1.3 million, or $0.35 per Mcfe, for the fourth quarter of 2011, an increase resulting from higher tax rates paid on higher crude oil sales revenue.

Depreciation, depletion and amortization (“DD&A”) expense for the fourth quarter of 2012 was $15.4 million, or $4.53 per Mcfe, compared to $15.6 million, or $4.24 per Mcfe, for the fourth quarter of 2011. DD&A expense was relatively flat period over period as the slightly higher rate associated with recently developed crude oil wells was offset, in part, by lower equivalent production.

Non-cash impairment and abandonment of oil and gas properties in the fourth quarter of 2012 was $115.6 million compared to $0.7 million in the fourth quarter of 2011. Impairment and abandonment of oil and gas properties in the fourth quarter of 2012 was primarily caused by a continued trend of depressed natural gas prices and Crimson’s decision to reduce future dry gas related drilling and development activity in South and East Texas for the foreseeable future.  This decision triggered the re-classification of primarily undeveloped reserves previously classified as proved which resulted in a reduction in value for the Company’s conventional natural gas assets in South Texas (purchased in a higher natural gas price environment in 2007 and 2008) and unconventional natural gas assets in East Texas.  The Company will continue to hold proved producing acreage in these areas and may be able to re-book all or some portion of these reserves as proved once the commodity price environment improves.

In 2012, Crimson recorded an income tax benefit of $34.7 million compared to $8.1 million in 2011.  The income tax benefit of $34.7 million is net of a $10.2 million partial valuation allowance of net operating loss carryforwards.  The Company recorded this partial valuation allowance as it has been unable to realize significant net operating loss carryforwards in recent years nor does it expect that a significant amount will be realized in 2013.

General and administrative expense in the fourth quarter of 2012 was $5.6 million, or $1.66 per Mcfe, compared to $5.7 million, or $1.55 per Mcfe, in the fourth quarter of 2011.  General and administrative expenses, exclusive of non-cash stock option expense recognized in each quarter, was $5.0 million for the fourth quarter of 2012 compared to $5.3 million for fourth quarter of 2011.

2012 & 2013 Capital Programs

Capital expenditures for the fourth quarter of 2012 were $5.0 million, allocated between completion operations and leasehold acquisitions in Madison and Grimes counties, Texas. In 2012, Crimson invested approximately $79.3 million, of which $63.5 million was used to drill 12 gross (7.9 net) wells and to sidetrack one (0.6 net) well, with a 100% success rate.  The remaining $15.8 million was used to build facilities, acquire and extend leases, and complete wells drilled in late 2011.

The table below outlines Crimson’s 2012 drilling activity by area:

Well Name	WI - %	County / Formation	IP Rate	Liquids - %	IP Date
Southeast Texas
Mosley #1H	84.3	Madison / Woodbine	1,203 Boepd	91.8	Mar 2012
Pavelock #1H	2.7	Madison / Woodbine	1,808 Boepd	85.7	Mar 2012
Vick Trust #1H	75.0	Madison / Woodbine	383 Boepd	74.9	May 2012
Grace Hall #1H	82.5	Madison / Woodbine	1,080 Boepd	87.5	June 2012
A. Yates #1H	50.0	Grimes / Woodbine	472 Boepd	90.9	June 2012
Payne #1H	92.1	Madison / Woodbine	1,332 Boepd	93.1	July 2012
Catherine Henderson A-6 ST	60.8	Liberty / Cook Mtn.	7.2 Mmcfepd	47.0	Aug 2012
Covington-Upchurch #1H*	67.8	Grimes / Woodbine	6.9 Mmcfepd	33.4	Nov 2012
Gatlin #1H	3.1	Madison / Woodbine	1,436 Boepd	88.1	Dec 2012

South Texas
Littlepage McBride #7H	53.0	Karnes / Eagle Ford	1,019 Boepd	89.0	Jan 2012
Beeler #1H	50.0	Dimmit / Eagle Ford	370 Boepd	91.1	Feb 2012
Glasscock A #1H	95.5	Karnes / Eagle Ford	726 Boepd	91.6	Mar 2012
Glasscock B #1H	90.7	Karnes / Eagle Ford	685 Boepd	89.8	May 2012
KM Ranch #2H	50.0	Zavala / Eagle Ford	511 Boepd	89.4	Aug 2012

*Initial production rate only reflects data from an unstimulated toe stage 24-hour test. Full scale flowback operations are currently pending the installation of midstream services to handle higher BTU content natural gas production. Initial production rates do not necessarily indicate current production.

Crimson’s 2013 capital budget is currently forecasted to be approximately $58.7 million focusing on its inventory of crude oil and liquids-rich projects in the Woodbine formation with a continuous rig program planned for 2013.  The Company currently plans to drill one or more test wells in the crude oil rich Buda formation in the Zavala/Dimmit counties in South Texas.  If warranted by market conditions, success in these areas and capital availability, the Company may further accelerate the drilling program in one or both of these areas.

2012 Year End Reserves

Proved reserves at December 31, 2012, as estimated by Netherland, Sewell & Associates, Inc., Crimson’s independent petroleum engineering firm, in accordance with reserve reporting guidelines mandated by the Securities and Exchange Commission (“SEC”), were 117.0 Bcfe, consisting of 61.9 billion cubic feet of natural gas, 6.2 million barrels of crude oil, and 3.0 million barrels of natural gas liquids, with a present value of proved reserves discounted at 10% (“PV-10”) of $340.1 million.

Crimson’s strong success drilling the Woodbine formation in Madison and Grimes counties, Texas contributed to a 66% increase in crude oil proved reserves and an 18% increase in NGLs proved reserves over 2011.  Accordingly, crude oil and NGL reserves now represent 47% of proved reserves at December 31, 2012, up from 19% in 2011, further balancing Crimson’s reserve profile.  Additionally, the sharp increase in PV-10 demonstrates the value added from targeting crude oil and NGL weighted assets and further validates Crimson’s ability to evaluate and execute a high impact, lower risk drilling program.

Benchmark commodity prices used in calculating the proved reserve estimates and present value were the twelve month un-weighted arithmetic average of the first-day-of-the-month prices for the period January 2012 through December 2012.  For crude oil and NGL reserves, the average West Texas Intermediate posted price of $91.21 per barrel at December 31, 2012, compared to $92.71 per barrel at December 31, 2011, is adjusted by field for quality, transportation fees, and regional price differentials. For natural gas reserves, the average Henry Hub spot price of $2.757 per MMBTU at December 31, 2012, compared to $4.118 per MMBTU December 31, 2011, is adjusted by field for energy content, transportation fees and regional price differentials.  All prices are held constant for the lives of the reserves.

Due to a continuing low natural gas price environment, Crimson was required to remove approximately 92 Bcfe of proved undeveloped reserves (PUDs) in East Texas from its proved reserve base until natural gas prices return to more economical levels.  Notwithstanding the removal of East Texas PUDs, Crimson increased year-over-year PV-10 to $340.1 million, a 28% increase, from $266.5 million in 2011, as the Company continued its transition to crude oil and natural gas liquid weighted projects.

Price related reserve revisions are an uncontrollable consequence of operating in a commodity price driven industry. Since year-end 2011, the prices used to calculate natural gas reserves declined $1.36 per MMBTU, or 33%, down to $2.757 per MMBTU.  Crimson’s East Texas proved undeveloped reserves have been reclassified as unproved reserves but can be reinstated once natural gas prices improve.  Assuming the East Texas PUDs were not reclassified, reserve growth in 2012 would have been 11% with a reserve replacement of 160%.

As of December 31, 2012, 53% of proved reserves were natural gas, 54% were proved developed and 90% were attributed to wells and properties operated by Crimson.

The following table summarizes Crimson’s total proved reserves as of December 31, 2012:

	Net Reserves				Present Value
	Oil	NGL	Gas	Total	Discounted
Category	(MBBL)	(MBBL)	(MMCF)	(MMCFE)	at 10% (MM)
Developed	2,343	1,686	39,554	63,732	$197.9
Undeveloped	3,859	1,306	22,330	53,317	142.2
Total Proved	6,202	2,992	61,884	117,049	$340.1

Note: Total numbers may not add due to rounding.

Operational Update

Madison County, Texas – Force Area Woodbine

Crimson drilled the Nevill-Mosley #1H well (82.0% WI), targeting the Woodbine formation, to a total measured depth of 15,011 feet, including a 6,360 foot lateral.  Crimson has begun completion operations and anticipates initial production in April after completing the well with approximately 22 stages of fracture stimulation.  The Nevill-Mosley #1H is Crimson’s first well in the 2013 capital program.

Approximately 1.7 miles east of the Nevill-Mosley#1H well, Crimson spud the Mosley B #1H well (85.4% WI), targeting the Woodbine formation, which is currently drilling at a depth of 7,913 feet.  Crimson anticipates drilling to a total measured depth of approximately 14,805 feet, including a 6,200 foot lateral, and conducting approximately 22 stages of fracture stimulation.  Completion operations are expected to begin in April with initial production to follow in May.  Upon completion of drilling operations, the rig will be moved 1 mile east to begin drilling the Payne B #1H.

Grimes County, Texas – Iola/Grimes Area Woodbine

As previously disclosed, full flow back operations on the Covington-Upchurch #1H well (67.8% WI) has been postponed as a result of delays in completing infrastructure capable of handling natural gas production with higher BTU content in the area.  Crimson was informed by the service provider that installation of the refrigeration unit will now be completed by the end of March.  The service provider indicated unforeseen regulatory issues, which are now resolved, as the reason for delay on completion of the project.

Dimmit County, Texas – Buda

Crimson recently secured a one well contract for a 1,000 horsepower drilling rig with anticipated delivery by the end of March.  Crimson plans to spud the Beeler #2H well (50.0% WI), a horizontal well targeting the Buda formation, the first week of April with initial production rates expected in May.  The Buda is a naturally fractured limestone formation located below the Eagle Ford and Austin Chalk formations at an average depth of 7,000 feet. The Beeler #2H will be drilled to a total measured depth of 11,180 feet, including an approximate 4,000 foot lateral.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and twelve month periods ended December 31, 2012 and 2011:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2012	2011	%	2012	2011	%
Total Volumes Sold:
Crude oil (bbls)	169,267	113,986	48%	753,980	396,760	90%
Natural gas (Mcf)	1,865,312	2,440,817	-24%	7,799,301	11,675,602	-33%
Natural gas liquids (bbls)	84,772	93,286	-9%	300,435	417,956	-28%
Natural gas equivalents (Mcfe)	3,389,546	3,684,449	-8%	14,125,791	16,563,898	-15%

Daily Sales Volumes:
Crude oil (bbls)	1,840	1,239	48%	2,060	1,087	90%
Natural gas (Mcf)	20,275	26,531	-24%	21,310	31,988	-33%
Natural gas liquids (bbls)	921	1,014	-9%	821	1,145	-28%
Natural gas equivalents (Mcfe)	36,843	40,048	-8%	38,595	45,381	-15%

Average sales prices (before hedging):
Oil	$103.93	$103.93	0%	$102.79	$101.55	1%
Gas	3.28	3.33	-2%	2.64	3.89	-32%
NGLs	35.02	51.34	-32%	36.12	48.96	-26%
Mcfe	7.87	6.72	17%	7.71	6.41	20%

Average realized sales price (after hedging):
Oil	$105.91	$96.86	9%	$104.24	$92.65	13%
Gas	3.77	4.78	-21%	3.39	4.85	-30%
NGLs	35.02	50.80	-31%	36.12	48.35	-25%
Mcfe	8.24	7.45	11%	8.21	6.86	20%

Selected Costs ($ per Mcfe):
Lease operating expenses	$1.10	$1.00	10%	$1.08	$0.80	35%
Production and ad valorem taxes	$0.52	$0.35	50%	$0.18	$0.41	-57%
Depreciation and depletion expense	$4.53	$4.24	7%	$4.16	$3.44	21%
General and administrative expense (cash)	$1.60	$1.48	8%	$1.21	$1.03	17%
Interest expense	$1.89	$1.65	15%	$1.79	$1.52	18%

Adjusted EBITDAX (1)	$17,469,135	$17,222,786	1%	$80,974,336	$77,145,044	5%

Capital expenditures
Property acquisition – proved	$—	$14,101		$—	$954,687
Leasehold acquisitions	2,015,834	4,322,615		7,274,048	12,014,182
Exploratory	(96,445)	4,047,025		9,696,858	9,672,150
Development	3,049,970	18,560,436		62,338,165	65,813,745
Other	—	—		25,410	5,416
	$4,969,359	$26,944,177		$79,334,481	$88,460,180

Weighted Average Shares Outstanding
Basic	44,269,388	43,904,661		44,147,787	44,788,551
Diluted	44,269,388	43,904,661		44,147,787	44,788,551

(1) Adjusted EBITDAX is a non-GAAP financial measure. See below for a reconciliation to net income (loss).

CRIMSON EXPLORATION INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Accounts receivable	$11,726,078	$16,059,667
Current mark-to-market value of derivatives	1,892,744	4,538,897
Other current assets	844,495	473,616
Deferred tax asset (current and non-current)	52,171,316	17,297,621
Net property and equipment	300,827,480	396,781,299
Other non-current assets	1,158,276	1,174,774

TOTAL ASSETS	$368,620,389	$436,325,874

LIABILITIES AND STOCKHOLDERS' EQUITY
Current mark-to-market value of derivatives	$—	$290,703
Other current liabilities	38,685,288	66,795,433
Long-term debt	239,368,865	190,041,933
Other non-current liabilities	10,724,119	9,692,107
Total stockholders’ equity	79,842,117	169,505,698

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$368,620,389	$436,325,874

CRIMSON EXPLORATION INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

OPERATING REVENUES
Crude oil sales	$17,927,755	$11,041,070	$78,591,313	$36,760,014
Natural gas sales	7,026,416	11,655,237	26,459,983	56,666,485
Natural gas liquids sales	2,968,799	4,738,928	10,852,720	20,209,534
Total operating revenues	27,922,970	27,435,235	115,904,016	113,636,033

OPERATING EXPENSES
Lease operating expenses	3,712,099	3,673,140	15,270,587	13,273,760
Production and ad valorem taxes	1,765,742	1,278,531	2,492,117	6,732,545
Exploration expenses	129,610	40,506	292,651	995,412
Depreciation, depletion and amortization	15,352,615	15,608,642	58,764,443	56,920,515
Impairment and abandonment of oil and gas properties	115,556,718	733,900	117,890,239	14,954,633
General and administrative	5,634,234	5,719,826	19,653,468	18,420,570
(Gain) loss on sale of assets	—	—	(8,900)	—
Total operating expenses	142,151,018	27,054,545	214,354,605	111,297,435

INCOME (LOSS) FROM OPERATIONS	(114,228,048)	380,692	(98,450,589)	2,338,598

OTHER INCOME (EXPENSE)
Interest expense	(6,414,897)	(6,075,946)	(25,327,411)	(25,104,073)
Other income (expense) and financing costs	(191,667)	(225,680)	(644,755)	(1,633,170)
Unrealized (loss) gain on derivative instruments	(235,875)	(1,604,327)	(2,288,189)	454,906
Total other expense	(6,842,439)	(7,905,953)	(28,260,355)	(26,282,337)

LOSS BEFORE INCOME TAXES	(121,070,487)	(7,525,261)	(126,710,944)	(23,943,739)

Income tax benefit	33,413,522	2,525,804	34,719,589	8,098,357

NET LOSS	$(87,656,965)	$(4,999,457)	$(91,991,355)	$(15,845,382)

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, amortization and exploration expenses.  Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under the credit agreements representing our senior credit facility and our second lien credit facility.

We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreements.  We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results.  Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreements.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX.  Non-compliance with the financial covenants contained in these credit agreements could result in a default, an acceleration in the repayment of amounts outstanding, and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

▪	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

▪	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

▪	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

▪	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP.  As discussed above, we believe that the presentation of EBITDAX and Adjusted EBITDAX in this release is appropriate.  However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss).  EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations.  Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net loss	$(87,656,965)	$(4,999,457)	$(91,991,355)	$(15,845,382)
Interest expense	6,414,897	6,075,946	25,327,411	25,104,073
Income tax benefit	(33,413,522)	(2,525,804)	(34,719,589)	(8,098,357)
Depreciation, depletion and amortization	15,352,615	15,608,642	58,764,443	56,920,515
Exploration expenses	129,610	40,506	292,651	995,412
EBITDAX	(99,173,365)	14,199,833	(42,326,439)	59,076,261

Unrealized loss (gain) on derivative instruments	235,875	1,604,327	2,288,189	(454,906)
Non-cash equity-based compensation charges	658,240	459,046	2,486,492	1,935,886
Impairment and abandonment of oil and gas properties	115,556,718	733,900	117,890,239	14,954,633
Other income (expense) and financing costs	191,667	225,680	644,755	1,633,170
(Gain) loss on sale of assets	—	—	(8,900)	—
Adjusted EBITDAX	$17,469,135	$17,222,786	$80,974,336	$77,145,044

Guidance for First Quarter 2013

The Company is providing the following updated guidance for the first calendar quarter of 2013.

First quarter 2013 production	34,000 – 35,000 Mcfe per day

Lease operating expenses ($M), including workovers	$4,600 – $4,800

Production and ad valorem taxes	8% of actual prices

Cash G&A ($M)	$3,500 – $4,000

DD&A rate	$4.00 – $4.25 per Mcfe

Teleconference Call

Crimson management will hold a conference call to discuss the information described in this press release on Monday, March 18, 2013 at 9:30 a.m. CDT.  Those interested in participating may do so by calling the following phone number: (888) 359-3627, (International: (719) 325-2458) and entering the following participation code: 5562645.  A replay of the call will be available from Monday, March 18, 2013 at 11:30 a.m. CDT through Sunday, March 24, 2013 at 11:30 p.m. CDT by dialing toll free:  (888) 203-1112, (International:  (719) 457-0820) and asking for replay ID code 5562645.

Crimson Exploration is a Houston, TX-based independent energy company engaged in the exploitation, exploration, development and acquisition of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States. The Company currently owns approximately 95,000 net acres onshore in Texas, Louisiana, Colorado and Mississippi, including approximately 19,000 net acres in Madison and Grimes counties in Southeast Texas, approximately 8,600 net acres in the Eagle Ford Shale in South Texas, approximately 10,000 net acres in the DJ Basin of Colorado, and approximately 4,800 net acres in the Haynesville Shale and Mid-Bossier gas plays and James Lime gas/liquids play in East Texas.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”) and applicable securities laws. Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control. Statements regarding future production, revenue, cash flow operating results,  leverage, drilling rigs operating, drilling locations, funding, derivative transactions, pricing, operating costs and capital spending, tax rates, and descriptions of our development plans are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, the proximity to and capacity of transportation facilities, the timing of planned capital expenditures, uncertainties in estimating reserves and forecasting production results, operating and drilling risks, regulatory changes and the potential lack of capital resources. All forward-looking statements are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2012, and subsequent filings for a further discussion of these risks. Existing and prospective investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Contact:
Crimson Exploration Inc.
E. Joseph Grady, 713-236-7400
Senior Vice President and Chief Financial Officer
or
Josh Wannarka, 713-236-7400
Manager of Investor Relations and FP&A